NR11-01	January 11, 2011

Cardero Resource Appoints Nancy Curry as
Manager, Corporate Communications

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce the appointment of Ms. Nancy Curry as Manager, Corporate Communications for the Company.

Nancy brings over 20 years of financial market, management and public company experience to Cardero. Nancy began her career working in the brokerage industry and has worked for several national investment dealers specializing in trading futures. Her public company experience began in 1995 and she has worked with several resource and technology companies coordinating and implementing extensive Corporate Communications and Investor Relations programs. Most recently, Nancy was VP Corporate Communications for Diamonds North Resources Ltd. where that company was nominated twice for Best Investor Relations by a TSX Venture Exchange Company by IR Magazine.

“We believe 2011 will be a significant year for Cardero as the Company continues to build its project portfolio and adheres to a value driven business strategy” stated Mr. Henk Van Alphen, President & CEO of Cardero. “The addition of Nancy will compliment an already dedicated management team”.

“I look forward to working with such a highly successful technical team and believe Cardero has positioned itself to capitalize on an exciting commodity market in 2011”, says Ms Curry.

ABOUT CARDERO RESOURCE CORP.

Through 2011 Cardero will continue its migration from high-risk, early-stage grassroots exploration projects and will continue to add value through identification and acquisition of advanced projects.

In recent years, Cardero’s focus has increasingly been on iron ore and iron-making technologies. The sale of Cardero’s wholly-owned Pampa de Pongo iron deposit in late 2009 for US$100 million cash represented an early success in the iron market. Cardero continues to hold significant iron ore resources at the Iron Sands Project in Peru and iron-titanium interests in Minnesota, USA. In addition to the identification and acquisition of advanced projects, Cardero has made a number of strategic investments in a diversified group of resource companies that it believes have the potential to add significant value for its shareholders. More recently, in keeping with bulk-commodity focus, Cardero acquired a 45% interest in Coalhunter Mining Corp., with a right to increase its interest to 51% in certain circumstances. Coalhunter holds a 75% interest in the Carbon Creek Metallurgical Coal deposit in north-eastern British Columbia.

The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the NYSE-Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5). For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of
CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)
Hendrik van Alphen, President

Cardero Resource Corp.	2	January 11, 2011
NR11-01– Continued

Contact Information:	Nancy Curry, Manager – Corporate Communications
Email: info@cardero.com
Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for investments by the Company in other resource companies (including Coalhunter) to add significant value, the possibility of the sale by the Company of any of its projects, the ability of the Company to identify and acquire advanced stage projects, and financing plans and business trends, are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s 2010 Annual Information Form filed with certain securities commissions in Canada and the Company’s 2010 Annual Report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.